Exhibit 5.1

WRITER’S NAME :	Christopher Koh / Michelle Fum /	DIRECT TEL	: +65 6890 7768 / 7661 / 7101
	Yu Yitian	DIRECT FAX	: +65 6302 3135 / 3013 / 3187
		DIRECT E-MAIL	: christopher.koh@allenandgledhill.com
michelle.fum@allenandgledhill.com
yu.yitian@allenandgledhill.com
OUR REF	: CTJKOH/MFRX/YUYTN/1016003570
YOUR REF	: -

17 November 2017

Broadcom Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Registration Statement on Form S-8 of Broadcom Limited

1.	Introduction

1.1	We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Broadcom Limited (“Broadcom”), a company incorporated under the laws of the Republic of Singapore, with the United States Securities and Exchange Commission on or about 17 November 2017, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 18,607,529 ordinary shares in the capital of Broadcom (the “Registration Shares”), subject to issuance by Broadcom:

1.1.1	upon the valid exercise of subscription rights represented by the outstanding share options (the “Assumed Options”) and the vesting of outstanding restricted share units as further described in paragraph 1.3 (the “Assumed RSUs”, and together with the Assumed Options, the “Assumed Awards”), in each case, deemed to have been granted by Broadcom under each of the following plans (collectively, the “Brocade Plans”):

(i)	the Brocade Communications Systems, Inc. 2009 Stock Plan; and

(ii)	the Brocade Communications Systems, Inc. Amended and Restated Inducement Award Plan; and

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1.1.2	under each of the following plans (the “Existing Plans” and collectively with the Brocade Plans, the “Plans”) pursuant to an automatic increase provision therein:

(i)	the Avago Technologies Limited 2009 Equity Incentive Award Plan; and

(ii)	the Broadcom Corporation 2012 Stock Incentive Plan.

1.2	The Assumed Options are deemed to have been granted by Broadcom upon the assumption by Broadcom at the Effective Time (as defined in the Merger Agreement (defined below)) of certain outstanding stock options (the “Brocade Options”) granted by Brocade Communications Systems, Inc. (“Brocade”), a company incorporated under the laws of the U.S. state of Delaware, and the conversion of such Brocade Options into options to purchase ordinary shares in the capital of Broadcom pursuant to Section 3.05 of the Agreement and Plan of Merger, made and entered into as of 2 November 2016 (as amended, the “Merger Agreement”), by and among (1) Broadcom, (2) Broadcom Corporation, (3) Bobcat Merger Sub, Inc. and (4) Brocade.

1.3	The Assumed RSUs are deemed to have been granted by Broadcom upon the assumption by Broadcom at the Effective Time of certain outstanding restricted stock units (the “Brocade RSUs”) granted by Brocade and the conversion of such Brocade RSUs into an award consisting of that number of restricted share units to be satisfied by the allotment and issuance of ordinary shares in the capital of Broadcom pursuant to Section 3.05 of the Merger Agreement.

1.4	This opinion is being rendered to you in connection with the filing of the Registration Statement and is strictly limited to the matters stated in it and does not apply by implication to other matters. Terms defined and references construed in the Merger Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

2.	Scope of Enquiry

2.1	For the purpose of rendering this opinion, we have examined:

2.1.1	an executed copy of the Merger Agreement in PDF format on Form 8-K/A, as Amendment No. 1 to the Current Report on Form 8-K, each filed on 2 November 2016 by Broadcom and Broadcom Cayman L.P. with the United States Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

2.1.2	a copy of the Constitution of Broadcom in force as at the date of this opinion (the “Constitution”);

2.1.3	a copy of the Certificate Confirming Incorporation of Company dated 26 September 2017 (the “Certificate Confirming Incorporation of Company”) issued by the Accounting and Corporate Regulatory Authority of Singapore, confirming that Broadcom was incorporated under the Companies Act, Chapter 50 of Singapore (the “Companies Act”) on and from 3 March 2015;

2.1.4	a copy of the resolutions in writing of the directors of Broadcom dated 29 January 2016 (excluding the exhibits thereto) (the “2016 Board Resolutions”);

2.1.5	a copy of the resolution passed by the sole shareholder of Broadcom on 31 January 2016 (excluding the exhibits thereto) (the “2016 Shareholders’ Resolutions”);

2.1.6	copies of (i) the minutes of a meeting of the Board of Directors of Broadcom held on 31 August 2016 (including a copy of the Executive Committee Charter of the Broadcom adopted by Broadcom at such meeting (the “Executive Committee Charter”) and excluding all other exhibits thereto) and (ii) the minutes of a meeting of the Board of Directors of Broadcom held on 1 March 2017 (but excluding Exhibit A thereto) (the meetings of the Board of Directors of Broadcom referred to in this paragraph 2.1.6, collectively, the “Board Meetings”);

2.1.7	a copy of the Notice of Annual General Meeting of Broadcom held on 5 April 2017;

2.1.8	a copy of the Current Report on Form 8-K, filed on 6 April 2017 by Broadcom with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, relating to the results of the Annual General Meeting of Broadcom held on 5 April 2017 (the “2017 Shareholders’ Resolutions”);

2.1.9	a copy of the resolutions in writing of the Executive Committee of the Board of Directors of Broadcom formed pursuant to Article 69(a) of the Constitution (the “Executive Committee”) passed on 16 November 2017 (excluding the exhibits thereto) (the “2017 Executive Committee Resolutions”); and

2.1.10	such other documents and matters as we have considered necessary or desirable to examine in order that we may give this opinion, subject to the assumptions, limitations and qualifications stated herein.

2.2	This opinion is limited to the documents referred to above and we have not examined any contract, instrument or other document entered into by or affecting Broadcom or any of the corporate records of Broadcom, and we have not made any other enquiries concerning Broadcom.

3.	Assumptions

We have assumed for the purpose of rendering this opinion:

3.1	the matters approved by the Executive Committee under the 2017 Executive Committee Resolutions are within the scope of authority and powers granted to the Executive Committee pursuant to the Executive Committee Charter;

3.2	that the Merger Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto and has been validly executed in the form examined by us for the purpose of rendering this opinion, duly and properly completed, and delivered by or on behalf of each such party thereto;

3.3	copies of all documents referred to in paragraph 2.1 conform in all respects to the originals;

3.4	copies of all documents referred to in paragraph 2.1 are true, complete and up-to-date copies;

3.5	each signature is the genuine signature of the individual concerned and all stamps and seals are genuine and affixed as prescribed in the Constitution;

3.6	all facts stated in all documents referred to in paragraph 2.1 are correct;

3.7	that each of the 2016 Shareholders’ Resolutions, the 2017 Shareholders’ Resolutions, the 2016 Board Resolutions and the 2017 Executive Committee Resolutions and the board resolutions of Broadcom passed during the Board Meetings have not been rescinded or modified and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

3.8	that all relevant documents have been provided to us by the officers of Broadcom for inspection for purposes of this opinion;

3.9	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Merger Agreement or the allotment and issue of the Registration Shares and that, in so far as any obligation expressed to be incurred or performed under the Merger Agreement and/or any of the Plans is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and all such laws have been or will be complied with;

3.10	that the choice of the respective governing laws of the Merger Agreement and each of the Plans has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts, as a matter of the respective applicable laws governing the Merger Agreement and each of the Plans, and all other relevant laws except the laws of Singapore;

3.11	that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Merger Agreement and/or the Plans have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

3.12	that there are no agreements, documents, arrangements or transactions to which Broadcom is a party that may in any way prohibit or restrict the allotment and issue of the Registration Shares;

3.13	that Broadcom is solvent at the relevant time of the allotment and issuance of any of the Registration Shares, including pursuant to the exercise or vesting of any Assumed Awards;

3.14	that individual grants, purchases and issuances under the relevant Plan will be duly authorised by all necessary corporate actions of Broadcom;

3.15	that such individual grants, purchases and issuances are made under the relevant Plan and the Registration Shares are duly allotted and issued in accordance with the requirements of applicable law (other than the laws of the Republic of Singapore), the rules of the relevant Plan and in compliance with section 77 of the Companies Act;

3.16	that Broadcom will have, at the time of the individual grants, purchases and issuances of the Registration Shares, obtained a mandate from shareholders of Broadcom to issue ordinary shares in the capital of Broadcom pursuant to section 161 of the Companies Act (the “Share Issue Mandate”) and such Share Issue Mandate will not have expired in accordance with its terms or been previously revoked or varied by Broadcom in a general meeting; and

3.17	the share certificates in respect of the Registration Shares will be issued by the share registrar and transfer agent of Broadcom in accordance with the Constitution (as amended from time to time) and the Companies Act.

4.	Opinion

4.1	Based on the documents referred in paragraph 2.1 and the assumptions in paragraph 3 and subject to the qualifications set out in paragraph 5 and any matters not disclosed to us, we are of the opinion that the Registration Shares to be allotted and issued by Broadcom:

4.1.1	upon the:

(i)	valid exercise of the subscription rights represented by the outstanding Assumed Options deemed to have been granted in accordance with the terms of such Assumed Options, against full payment of the applicable exercise price;

(ii)	vesting of the rights represented by the outstanding Assumed RSUs deemed to have been granted in accordance with the terms of such Assumed RSUs; and/or

(iii)	valid exercise and/or vesting of the rights deemed to have been granted under the Existing Plans in accordance with the terms of such grants, against full payment of the applicable exercise price (if any);

4.1.2	when represented by the share certificates issued by Broadcom in respect of such Registration Shares; and

4.1.3	duly registered in the register of members of Broadcom, in the name of the persons who have been allotted and issued the Registration Shares, or in the name of CEDE & Co., a partnership organized pursuant to the laws of the State of New York, in the United States of America, as nominee of The Depository Trust Company, as the case may be, will be validly allotted and issued and credited as fully paid in accordance with the laws of Singapore and non-assessable.

4.2	For the purposes of this opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Registration Shares to be allotted and issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of Broadcom in their capacities purely as holders of such Registration Shares.

5.	Qualifications

This opinion is subject to the following qualifications:

5.1	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and approvals referred to in paragraph 2.1 of this opinion. We undertake no responsibility to notify the addressee of this opinion of any changes after the date of this opinion that may alter, affect or modify the opinion expressed herein;

5.2	we are not responsible for investigating or verifying the accuracy or completeness of any facts or information, including statements of foreign law, or the reasonableness of any assumptions or statements of opinion or intention contained in any document described in paragraph 2.1. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from any document described in paragraph 2.1;

5.3	we express no opinion as to the validity, binding effect or enforceability of any provision in the Plans or, where applicable, the Registration Shares by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions. This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof, as currently applied by the courts of the Republic of Singapore and published and in effect on the date of this opinion, and is given on the basis that it (including all terms used in it) will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore or (except as otherwise expressly provided herein) any factual matters;

5.4	with respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of Broadcom; and

5.5	our opinion is strictly limited to matters stated herein and is not to be construed as extending by implication to all the documents listed in paragraph 2.1, or to any other matter or document in connection with, or referred to, in such document.

6.	Disclosure and Reliance

6.1	Subject to the foregoing, we consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

6.2	In addition, save for the filing of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with anyone without our prior written consent.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP